UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 05, 2026

VROOM, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39315	90-1112566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4700 Mercantile Dr.
Fort Worth, Texas		76137
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (518) 535-9125

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VRM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01. Vroom, Inc. (the "Company") disclaims any implication that the agreements related to the transactions described in this report are other than agreements entered into the ordinary course of its business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 5, 2026 (the "Closing Date"), United Auto Credit Corporation (“UACC”), a wholly owned subsidiary of the registrant, Vroom, Inc. (“Vroom”), entered into a series of agreements (the “ABS Transaction”). The ABS Transaction created, among other things, long-term obligations that are material to UACC. Pursuant to the ABS Transaction: (i) UACC sold to United Auto Credit Financing LLC (the “Depositor”:), a wholly owned special purpose subsidiary of UACC, approximately $274,893,097 of subprime motor vehicle retail installment sales contracts (the “Receivables”), (ii) the Depositor subsequently sold the Receivables to United Auto Credit Securitization Trust 2026-1 (the “Trust”), a wholly owned special purpose subsidiary of the Depositor, (iii) the Trust issued $225,000,000 of asset-backed notes with the following characteristics (collectively, the “Notes”):

Notes	Initial Principal Amount	Interest Rate
Class A	$100,350,000	4.41%
Class B	$40,130,000	4.63%
Class C	$25,970,000	5.06%
Class D	$40,000,000	5.65%
Class E	$18,550,000	7.77%

and (iv) as security for the Notes, the Trust pledged the Receivables to Computershare Trust Company, N.A., as indenture trustee for benefit of the noteholders (the “Indenture Trustee”). The Trust additionally issued asset-backed certificates in an aggregate nominal principal amount of $100,000 representing the residual interest in the Trust with the following characteristics (collectively, the “Certificates”):

Certificates	Nominal Principal Amount
Non-RR Certificate	$62,956
RR Certificate	$37,044

The Trust is obligated to pay principal of and interest on the Notes on a monthly basis. Interest is payable at the fixed rates above on the outstanding principal balance of each of the Notes. Principal is payable by fixed amounts and in certain circumstances as described in the ABS Transaction. For purposes of complying with the risk retention regulations in Regulation RR of the Securities Exchange Act of 1934, as amended, the Depositor initially retained the Certificates and will retain the RR Certificates to the extent required by Regulation RR for the duration of the transaction. The fair value of the RR Certificates is expected to represent no less than 5.0% of the sum of the fair value of the Notes and the Certificates on the Closing Date. The Notes are obligations only of the Trust, and not of UACC nor the Depositor. None of the assets of the Trust, the Depositor or UACC are available to pay the obligations of any entity other than itself.

UACC will act as the servicer of the Receivables. As compensation for such servicing, UACC will receive a base monthly servicing fee of (i) one-twelfth, times (ii) 3.25% of the aggregate principal balance of the Receivables as of the beginning of the related month, which is consistent with other similarly structured transactions and constitutes a fair and reasonable price for the obligations to be performed by UACC.

The ABS Transaction provides for certain events, referred to as "Events of Default", including but not limited to, failure by the Trust to pay principal or interest due on the Notes, material breach of representations or warranties or bankruptcy of the Trust. If such an event of default were to occur, the Indenture Trustee would have the right to accelerate the maturity of the Notes, declaring them immediately payable in full.

At such time as the aggregate outstanding principal balance of the Receivables is 10% or less of the initial aggregate balance of the Receivables, UACC will have the option to purchase the Trust estate at fair market value, provided that such purchase price is sufficient to cause the Notes to be redeemed and paid in full, and to cause other obligations of the Trust to be satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VROOM, INC.

Date:	February 6, 2026	By:	/s/ Thomas H. Shortt
Name: Thomas H. Shortt Title: Chief Executive Officer